                     				UNITED STATES
		              SECURITIES AND EXCHANGE COMMISSION
			                  WASHINGTON, DC 20549
		              ----------------------------------

                     				 SCHEDULE 13G

         		   UNDER THE SECURITIES EXCHANGE ACT OF 1934
               			      (AMENDMENT NO. _)

                			   Empire of Carolina, Inc.
			                   ------------------------
               			       (Name of Issuer)

                       				   Common
                       				   ------
                			(Title of Class of Securities)

                       				  292007101
                       				  ---------
                      				(CUSIP Number)

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 292007101                   13G                PAGE 2 OF 4 PAGES
       	    ---------
- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Olin Corporation
      13-1872319
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
 2                                                                  (b) [x]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3

- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Commonwealth of Virginia (USA)
- ------------------------------------------------------------------------------
                     			  SOLE VOTING POWER
             		      5
     NUMBER OF            39,600
      SHARES       -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
     OWNED BY        6
      EACH                None
    REPORTING      -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
       WITH          7
                     			  39,600
              		   -----------------------------------------------------------
                     			  SHARED DISPOSITIVE POWER
              		     8
                     			  None
- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            				 39,600
- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
10

- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                          				   0.57%
- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
                         				     CO
- ------------------------------------------------------------------------------

  CUSIP NO. 292007101                   13G                PAGE 3 OF 4 PAGES
       	    ---------

	  Item 1(a)    Name of Issuer:
       		       --------------
       		       Empire of Carolina, Inc.

	  Item 1(b)    Address of Issuer's Principal Executive Offices:
       		       -----------------------------------------------
       		       5150 Linton Blvd., Delray Beach, FL  33484

	  Item 2(a)    Name of Person Filing:
	       	       ---------------------
       		       Olin Corporation

	  Item 2(b)    Address of the Principal Office:
       		       -------------------------------
       		       501 Merritt 7
      			       P.O. Box 4500
      			       Norwalk, CT  06856-4500

	  Item 2(c)    Citizenship:
       		       -----------
       		       Virginia corporation (U.S.A.)

	  Item 2(d)    Title of Class of Securities:
       		       ----------------------------
       		       Empire of Carolina, Inc.
       		       Common Stock

	  Item 2(e)    CUSIP Number:
	       	       ------------
       		       292007101

	  Item 3       If this statement is filed pursuant to Rules 13d-1(b),
       		       or 13d-2(b), check whether the person filing is a:
       		       ------------------------------------------------------
       		       Not Applicable.
       		       (a)  Broker or Dealer registered under Section 15
              				of the Act,
       		       (b)  Bank as defined in Section 3(a)(6) of the Act,
       		       (c)  Insurance Company as defined in Section 3(a)(19)
              				of the Act,
       		       (d)  Investment Company registered under Section 8 of
              				the Investment Company Act,
       		       (e)  Investment Adviser registered under Section 203
              				of the Investment Advisers Act of 1940,
       		       (f)  Employee Benefit Plan, Pension Fund which is
              				subject to the provisions of the Employee
              				Retirement Income Security Act of 1974 or
              				Endowment Fund; see 13d-1(b)(1)(ii)(F).
       		       (g)  Parent Holding Company, in accordance with
              				Rule 13d-1(b)(ii)(G); see Item 7,
       		       (h)  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

	  Item 4       Ownership:
       		       ---------

		       (a)   Amount Beneficially Owned:
       			     -------------------------
       			     As of June 30, 1996:  39,600 shares

		       (b)   Percent of Class:  0.57%
       			     ----------------

		       (c)   Number of shares as to which such person has:
       			     --------------------------------------------

      			      (i)  sole power to vote or to direct the vote:
	             			   39,600

      			     (ii)  shared power to vote or to direct the
             				   vote:  0

      			    (iii)  sole power to dispose or to direct the
             				   disposition of:  39,600

      			     (iv)  shared power to dispose or to direct the
             				   disposition of:  0

  CUSIP NO. 292007101                   13G                PAGE 4 OF 4 PAGES
       	    ---------

	  Item 5       Ownership of Five Percent or Less of a Class:
       		       ---------------------------------------------
       		       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the
       		       class of securities, check the following:   [X]

	  Item 6       Ownership of More than Five Percent on Behalf of Another
		              --------------------------------------------------------
       		       Person:
		              -------
       		       Not applicable.

	  Item 7       Identification and Classification of the Subsidiary which
       		       ---------------------------------------------------------
       		       Acquired the Security Being Reported on by the Parent
       		       -----------------------------------------------------
		              Holding Company:
       		       ---------------
       		       Not applicable.

	  Item 8       Identification and Classification of Members of the
       		       ---------------------------------------------------
       		       Group:
       		       -----
       		       Not applicable.

	  Item 9       Notice of Dissolution of a Group:
       		       --------------------------------
       		       Not applicable.

	  Item 10      Certification:
       		       -------------
	       	       By signing below the certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                          				   SIGNATURE

	  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          						July 3, 1996
	                                  				-----------------------------
                                          						    Date

                                  					       OLIN CORPORATION
                                  					-----------------------------
                                           						 Signature

                             				      By: Johnnie M. Jackson, Jr.
                                    					  -------------------------
                                    					  Johnnie M. Jackson, Jr.
                                    					  Vice President, General Counsel
                                     					    and Secretary

ATTENTION: Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001.)